SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2003

AVAYA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-15951	22-3713430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Mount Airy Road Basking Ridge, NJ		07920
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

Item 2. Acquisition of Assets.

On November 25, 2003, Avaya Inc. (“Avaya”) acquired substantially all of the assets and assumed certain liabilities of Expanets, Inc. (“Expanets”), a subsidiary of NorthWestern Corporation (“NorthWestern”).   Expanets is a nationwide provider of networked communications and data products and services to small and mid-sized businesses and, prior to the acquisition, one of Avaya’s largest dealers.  Under the terms of the Asset Purchase Agreement, dated as of October 29, 2003 (the “Asset Purchase Agreement”), among Expanets, NorthWestern, NorthWestern Growth Corporation, NorthWestern Capital Corporation and Avaya, Avaya paid NorthWestern  approximately $55 million in cash.  In addition, Avaya paid approximately $39 million to creditors of Expanets to satisfy certain debt obligations of Expanets and deposited approximately $13.5 million into an escrow account to satisfy certain liabilities of Expanets.  The purchase price is subject to adjustment within 90 days after the closing. Avaya used available cash to fund the cash consideration used to complete the transaction.

The assets acquired by Avaya were used by Expanets for the provision of networked communications and data products and services to small and mid-sized businesses.  Approximately 60 percent of Expanets’ business was from Avaya-related product and service offerings.  As previously disclosed in a Current Report on Form 8-K dated December 4, 2003, Avaya does not expect to sell other manufacturers’ products that were previously distributed by Expanets.  In response, Avaya will divest or eliminate the portion of Expanets’ business that focused on distributing these products.

The financial statements required in connection with this transaction pursuant to Item 7 of Form 8-K are not included in this Current Report and will be filed by amendment of this Current Report within 60 days of the date hereof.

Item 7(c). Exhibits.

The Asset Purchase Agreement and all amendments thereto are filed as exhibits to this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: December 10, 2003	By:	/s/ Garry K. McGuire
Name: Garry K. McGuire
Title: Chief Financial Officer and Senior Vice President, Corporate Development

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Asset Purchase Agreement, dated as of October 29, 2003 (the “Asset Purchase Agreement”), among Expanets, NorthWestern, NorthWestern Growth Corporation NorthWestern Capital Corporation and Avaya.

2.2	Amendment No. 1 to Asset Purchase Agreement, dated as of October 29, 2003

2.3	Amendment No. 2 to Asset Purchase Agreement, dated as of November 25, 2003.